UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 16, 2012

INTERVIA, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52010	N/A
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3702 South Virginia Street, Suite G12 – 401, Reno, NV	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (202) 470-4608

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[    ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[    ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[    ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 16, 2012, Intervia Inc. (the "Company") entered into an Amending Agreement with Mr. Gino Chitaroni in order to extend certain option payment and work obligation deadlines related to the Company’s option to acquire the Proteus Property located near Cobalt, Ontario, Canada (the “Property”). The Property is comprised of three (3) mineral claims comprising nine (9) units covering approximately 360 acres located in the Larder Lake Mining Division in Ontario, Canada.

On July 15, 2010, the Company entered into an Option Agreement to Acquire Mining Claims with Mr. Chitaroni whereby the Company obtained the exclusive right and option to acquire an undivided one hundred percent (100%) right, title and interest in the Property, subject to a 2% net smelter returns royalty interest (the "NSR") payable to the optionor. The NSR is subject to a buy-back right of the Company to repurchase, at any time on or before the commencement of commercial production, up to 3/4ths of the NSR for an aggregate of CDN$1,500,000.

Prior to the Amending Agreement, in order to exercise the option, the Company was obligated to complete the following payments and work expenditures:

  CDN$25,000 payable upon the execution of the Option Agreement (which amount has been paid);
  CDN$25,000 payable on or before July 15,2011 (which amount has been paid); and
  CDN$25,000 payable on or before July 15, 2012.
  First Phase work program of at least CDN$75,000 to be completed by July 15,2011 (completed);
  Second Phase work program of at least CDN$100,000 to be completed by July 15,2012; and
  Third Phase work program of at least CDN$150,000 to be completed by July 15, 2013.

As a result of the Amending Agreement, the deadlines for payment of the third installment of $25,000 and the completion of the Second Phase work program of at least $100,000 have been deferred by one (1) month until August 15, 2012.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

10.01	Amending Agreement with Gino Chitaroni dated July 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVIA INC.

/s/ Patrick Laferriere
Patrick Laferriere
President and Director

Date: July 18, 2012